Exhibit 99

ACE Limited Mainaustrasse 30 CH-8008 Zürich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson (441) 299-9283 helen.wilson@ace.bm

Media Contact:	Patrick F. McGovern (212) 827-4426 patrick.mcgovern@ace-ina.com

ACE ANNOUNCES PRELIMINARY CATASTROPHE LOSS ESTIMATES

ZURICH, Switzerland – October 3, 2008 – ACE Limited (NYSE: ACE) announced today that estimated net after-tax losses in the third quarter for the ACE Group of Companies from catastrophes, including Hurricanes Gustav and Ike, will amount to approximately $315 million, including reinstatement premiums.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release reflect ACE Limited’s current views with respect to future events and financial performance and reports, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. Among other things, the forward-looking statements concerning net after-tax losses could be affected by the number of insureds and ceding companies affected by the relevant catastrophes, the amount and timing of losses actually incurred and reported by insureds, the preliminary nature of reports and estimates of loss to date, impact on the company’s reinsurers, the amount and timing of reinsurance recoverables actually received, coverage and regulatory issues, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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